Exhibit 99.1

TapImmune Appoints Peter Hoang as President and Chief Executive Officer

JACKSONVILLE, Florida, September 25, 2017 / TapImmune, Inc. (NASDAQ: TPIV), a clinical-stage immuno-oncology company specializing in the development of immunotherapies targeting women's cancers, today announced that the Company has appointed Peter L. Hoang as its President and Chief Executive Officer. Dr. Glynn Wilson, who was recently re-appointed as Chairman by the Board, will now serve in a new role as the Company’s Strategic Advisor.

“We are delighted to welcome Peter as our new CEO, as we focus on taking TapImmune into new frontiers as a leading biopharmaceutical organization,” said Dr. Glynn Wilson, Chairman of the Board of Directors. “Peter joins us with an extraordinary background that combines capital markets, oncology, and executive management experience. We are confident that his ability and vision will lead us through the next phases of our clinical and corporate development and will enhance the value of the Company. Peter is an experienced leader and executive with proven skills in finance, operational execution, and business development, and he has the unanimous support of the Board to lead TapImmune through its clinical trials and product development."

Mr. Hoang brings over twenty years of investment banking, venture capital, immuno-oncology and public company executive management experience to TapImmune, serving most recently as Senior Vice President of Business Development and Strategy at Bellicum Pharmaceuticals. Previously, as the Managing Director of Innovations at The University of Texas MD Anderson Cancer Center, he headed the new venture formation and development effort for the institution. Before joining MD Anderson, Mr. Hoang was a senior investment banker, most recently as Managing Director and head of healthcare mergers & acquisitions advisory for CIT Group. He has also served in the M&A departments at Oppenheimer, J.P. Morgan, Merrill Lynch, and Deutsche Bank. He earned an M.B.A. with high honors distinction from the Anderson School of Management at UCLA and a B.A. from Yale University.

Mr. Hoang has also been appointed as a member of TapImmune’s Board of Directors, and in connection with this appointment, the Board of Directors has expanded from six to seven members.

"I am very honored and excited to join TapImmune at this pivotal time,” said Mr. Hoang. “Current immunotherapies have shown great promise in treating cancer, but it has become increasingly evident that these approaches need to elicit broader immune responses in order to deliver more consistent and durable therapeutic outcomes. TapImmune's proprietary, off-the-shelf T cell vaccine platform, with its unique MHC Class II focus, has the potential to drive robust patient immune responses and generate T cell memory that is required for lasting therapeutic effects. In addition, the company's innovative PolyStart™ and TAP programs have the potential to enable transformative outcomes for many cancer immunotherapy approaches that currently struggle to deliver reliable and long-term patient benefits. I look forward to working with Dr. Wilson and the team at TapImmune, as well as our academic and industry partners, to advance the science, bring hope to patients, transform therapeutic outcomes in cancer immunotherapy, and create value for shareholders."

As part of the TapImmune succession planning process, the Board undertook a comprehensive, global search for a top tier executive with experience across multiple functional areas of the biopharmaceutical industry. The worldwide search was conducted by Gayle Mattson, principal of Mattson and Company, New York, a boutique firm specializing in CEO and Board Searches.

About TapImmune Inc.

TapImmune, Inc. is a leader in the immunotherapy of woman’s cancers advancing multiple Phase 2 and Phase 1b/2 clinical studies for the treatment of ovarian and breast cancer. The company’s peptide- or nucleic acid-based immunotherapeutic products comprise one or multiple naturally processed epitopes (NPEs) designed to comprehensively stimulate a patient’s killer T cells and helper T cells, and to restore or further augment antigen presentation by using proprietary nucleic acid-based expression systems. The company’s technologies may be used as stand-alone medications or in combination with current treatment modalities.

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Forward-Looking Statement Disclaimer

This release contains forward-looking information within the meaning of the Private Securities Litigation Reform Act of 1995. Statements in this news release concerning the Company’s expectations, plans, business outlook or future performance, and any other statements concerning assumptions made or expectations as to any future events, conditions, performance or other matters, are “forward-looking statements”. Forward-looking statements are by their nature subject to risks, uncertainties and other factors which could cause actual results to differ materially from those stored in such statements. Such risks, uncertainties and factors include, but are not limited to the results of the Phase II clinical trials, the ability to obtain regulatory approval of TPIV 200, the Company’s ability to raise future financing for continued development and the ability to successfully commercialize TPIV 200 as well as the risks and uncertainties set forth in the Company’s most recent Form 10-K, 10-Q and other SEC filings which are available through EDGAR at www.sec.gov. The Company assumes no obligation to update the forward-looking statements.

CONTACTS:

TapImmune Inc.

Aaron Santos

investor.relations@tapimmune.com

(904) 862-6490 EXT. 102